CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



         We have issued our report dated January 19, 1999 accompanying the consolidated financial statements of JeffBanks, Inc. and Subsidiaries appearing in the 1998 Annual Report of JeffBanks, Inc. to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 1998, which was incorporated by reference in the Hudson United Bancorp's Forms 8-K's dated October 5, 1999 and December 15, 1999. We consent to the incorporation by reference in this Registration Statement of the aforementioned report, which was incorporated by reference in the Hudson United Bancorp's Forms 8-K's, dated October 5, 1999 and December 15, 1999.


/s/ GRANT THORNTON LLP


Philadelphia, Pennsylvania
January 4, 2000